Exhibit 99.1

 Corporate Relations  |  77 Beale Street  |  San Francisco, CA  94105  |  1 (415) 973-5930    | www.pgecorp.com

February 11, 2014

PG&E Corporation Reports Full-Year and Fourth-Quarter 2013 Results

San Francisco, Calif.—PG&E Corporation’s (NYSE: PCG) full-year 2013 net income after dividends on preferred stock (also called “income available for common shareholders”) was $814 million or $1.83 per share, as reported in accordance with generally accepted accounting principles (GAAP). This compares with $816 million, or $1.92 per share, for the full year 2012. For the fourth quarter of 2013, GAAP results were $0.19 per share, compared to a loss of $0.03 per share for the same quarter in 2012.

GAAP results include items that management does not consider part of normal, ongoing operations (items impacting comparability), which totaled $652 million pre-tax, or $0.89 per share, for the year and $160 million pre-tax, or $0.23 per share, for the quarter. These items related almost entirely to natural gas matters, including costs to make safety improvements as well as legal and other items. The cost to shareholders for natural gas pipeline safety-related work incurred since the San Bruno accident or committed over the next several years now totals about $2.7 billion.

“Our financial results continue to reflect the negative impact of unrecovered costs in our natural gas business, but we made significant progress last year with our plans to improve performance for our customers,” said Tony Earley, Chairman, CEO, and President of PG&E Corporation. “I am really proud of the work our team is doing to upgrade the quality of our operations and rebuild a culture focused on delivering safe, reliable and affordable gas and electric service. In 2013 we set another company record for electric reliability, completed validation of safe operating pressures on all of our approximately 6,750 miles of gas transmission pipelines, and opened a cutting-edge control center for our gas transmission and distribution operations. It is now vital to PG&E customers that state regulators resolve pending gas proceedings in a timely and balanced manner.”

Full-Year and Fourth-Quarter Earnings from Operations

On a non-GAAP basis, excluding items impacting comparability, PG&E Corporation’s earnings from operations in 2013 were $1.21 billion, or $2.72 per share, compared with $1.37 billion, or $3.22 per share, in 2012. For the fourth quarter of 2013, earnings from operations were $191 million, or $0.42 per share, down from $253 million, or $0.59 per share, during the same period in 2012.

Among the major factors contributing to this quarter-over-quarter difference, the negative impacts of a lower regulated return on equity and debt compared to last year and a higher number of shares outstanding were only partially offset by higher rate base earnings and other smaller items.

PG&E Corporation discloses historical financial results based on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated income available for common shareholders presented in accordance with GAAP.  See the accompanying tables for a reconciliation of the differences between results based on earnings from operations and results based on consolidated income available for common shareholders.

2014 Earnings Guidance

In view of pending major rate cases and the California Public Utilities Commission’s delays in resolving the gas penalty proceedings, PG&E Corporation is not at this time providing guidance for 2014 earnings per share from operations.  However, some of the assumptions that are expected to have an impact on 2014 earnings from operations will be discussed during today's conference call with the financial community.

Supplemental Financial Information

In addition to the financial information accompanying this release, presentation slides for today's conference call with the financial community have been furnished to the Securities and Exchange Commission and are available on PG&E Corporation's web site at: http://www.pgecorp.com/news/press_releases/Release_Archive2014/140211press_release.shtml.

Conference Call with the Financial Community to Discuss Financial Results

Today's call at 11:00 a.m., Eastern Time, is open to the public on a listen-only basis via webcast. Please visit http://www.pgecorp.com/investors/investor_info/conference/ for more information and instructions for accessing the webcast. The call will be archived on the website. Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call until 8:00 p.m. Eastern Time, February 25, 2014, by dialing 866-415-9493. International callers may dial (205) 289-3247. For both domestic and international callers, the replay pin 24045# will be required to access the replay.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, California’s largest investor-owned utility.  PG&E serves more than 15 million Californians across a 70,000 square-mile service area in Northern and Central California.  For more information, visit http://www.pgecorp.com.

PG&E Corporation
Consolidated Statements of Income
(in millions, except per share amounts)

	Year ended December 31,
	2013	2012	2011
Operating Revenues
Electric	$12,494	$12,019	$11,606
Natural gas	3,104	3,021	3,350
Total operating revenues	15,598	15,040	14,956
Operating Expenses
Cost of electricity	5,016	4,162	4,016
Cost of natural gas	968	861	1,317
Operating and maintenance	5,775	6,052	5,466
Depreciation, amortization, and decommissioning	2,077	2,272	2,215
Total operating expenses	13,836	13,347	13,014
Operating Income	1,762	1,693	1,942
Interest income	9	7	7
Interest expense	(715)	(703)	(700)
Other income, net	40	70	49
Income Before Income Taxes	1,096	1,067	1,298
Income tax provision	268	237	440
Net Income	828	830	858
Preferred stock dividend requirement of subsidiary	14	14	14
Income Available for Common Shareholders	$814	$816	$844
Weighted Average Common Shares Outstanding, Basic	444	424	401
Weighted Average Common Shares Outstanding, Diluted	445	425	402
Net Earnings Per Common Share, Basic	$1.83	$1.92	$2.10
Net Earnings Per Common Share, Diluted	$1.83	$1.92	$2.10
Dividends Declared Per Common Share	$1.82	$1.82	$1.82

Reconciliation of PG&E Corporation Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”)
Fourth Quarter and Year-to-Date, 2013 vs. 2012
(in millions, except per share amounts)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	Earnings		Earnings per Common Share (Diluted)		Earnings		Earnings per Common Share (Diluted)
	2013	2012	2013	2012	2013	2012	2013	2012

PG&E Corporation Earnings from Operations (1)	$191	$253	$0.42	$0.59	$1,210	$1,367	$2.72	$3.22
Items Impacting Comparability: (2)
Natural gas matters (3)	(105)	(259)	(0.23)	(0.60)	(392)	(488)	(0.88)	(1.15)
Environmental-related costs (4)	-	(7)	-	(0.02)	(4)	(63)	(0.01)	(0.15)
PG&E Corporation Earnings on a GAAP basis	$86	$(13)	$0.19	$(0.03)	$814	$816	$1.83	$1.92

(1)	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

(2)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

(3)
The Utility incurred net costs of $160 million and $645 million, pre-tax, during the three and twelve months ended December 31, 2013, respectively, in connection with natural gas matters. These amounts included pipeline-related expenses to validate safe operating pressures and perform other activities associated with the Utility’s pipeline safety enhancement plan (“PSEP”) that were disallowed by the CPUC, costs related to the Utility’s multi-year effort to identify and remove encroachments from transmission pipeline rights-of-way and other gas-related work, and legal and other expenses. A charge also was recorded for disallowed PSEP capital expenditures, reflecting forecasted capital expenditures through 2014 that are expected to exceed the amount to be recovered. Costs incurred also included charges for fines imposed for violations related to natural gas enforcement matters and an increase in the accrual for third-party claims related to the San Bruno accident. These costs were partially offset by insurance recoveries.

(pre-tax)	Three Months Ended December 31, 2013	Twelve Months Ended December 31, 2013
Pipeline-related expenses	$(138)	$(387)
Disallowed capital	-	(196)
Accrued fines	(22)	(22)
Third-party liability claims	-	(110)
Insurance recoveries	-	70
Natural gas matters	$(160)	$(645)

(4)
The Utility recorded charges of $0 and $7 million, pre-tax, during the three and twelve months ended December 31, 2013, respectively, for environmental remediation costs associated with the Utility's natural gas compressor station site located near Hinkley, California.

Key Drivers of PG&E Corporation Earnings per Common Share (“EPS”) from Operations
Fourth Quarter and Year-to-Date, 2013 vs. 2012
($/Share, Diluted)

Fourth Quarter 2012 EPS from Operations (1)	$0.59

Growth in rate base earnings	0.05
Timing of incremental work	0.02

Reduction in authorized cost of capital	(0.08)
Impact of capital spending over authorized	(0.03)
Uneconomic project and lease termination	(0.03)
Increase in shares outstanding	(0.03)
Miscellaneous	(0.07)
Fourth Quarter 2013 EPS from Operations (1)	$0.42

2012 YTD EPS from Operations (1)	$3.22

Growth in rate base earnings	0.19

Reduction in authorized cost of capital	(0.37)
Impact of capital spending over authorized	(0.06)
Uneconomic project and lease termination	(0.03)
Gas transmission revenues	(0.02)
Increase in shares outstanding	(0.15)
Miscellaneous	(0.06)
2013 YTD EPS from Operations (1)	$2.72

(1)
See Reconciliation of PG&E Corporation Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with GAAP for a reconciliation of EPS from Operations to EPS on a GAAP basis.